THIS DOCUMENT CONSTITUTES THE PRICING SUPPLEMENT RELATING TO THE ISSUE OF NOTES DESCRIBED HEREIN. THIS PRICING SUPPLEMENT IS SUPPLEMENTAL TO AND MUST BE READ IN CONJUNCTION WITH THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS.

                            Rule 424(b)(3)
                            Registration Statement Nos. 333-98743 and 333-103966 Common Code 018094487;
                            ISIN XS0180944877

PRICING SUPPLEMENT NO. 7
Dated November 14, 2003 to
Prospectus, dated May 9, 2003 and
Prospectus Supplement, dated May 9, 2003.


                                     [LOGO]

                                 CIT GROUP INC.
                       `L'200,000,000 5.50% SENIOR NOTES
                             DUE DECEMBER 15, 2008


                             Joint Lead Managers
BARCLAYS CAPITAL                    HSBC            THE ROYAL BANK OF SCOTLAND

                              -----------------

                             GOLDMAN, SACHS & CO.
                                MORGAN STANLEY
                             RBC CAPITAL MARKETS
                             UBS INVESTMENT BANK

(X) Senior Note               ( ) Senior Subordinated Note

PRINCIPAL AMOUNT:             `L'200,000,000.

PROCEEDS TO CORPORATION:      99.393% or `L'198,786,000.

UNDERWRITERS' COMMISSION:     0.350% or `L'700,000.

ISSUE PRICE:                  99.743% or `L'199,486,000.

ORIGINAL ISSUE DATE:          November 26, 2003.

MATURITY DATE:                December 15, 2008, provided that if such day is not a
                              Business Day, the payment of principal and interest may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the
                              Maturity Date.

BUSINESS DAY:                 Any day other than a Saturday or Sunday that is neither a
                              legal holiday nor a day on which banking institutions are
                              authorized or required by law or regulation (including any executive order) to close in either the City of New York or the City of London.

INTEREST RATE:                The notes will bear interest at an annual rate of 5.50%.

SPECIFIED CURRENCY:           Pounds Sterling (`L').

DENOMINATIONS:                `L'1,000, `L'10,000 and `L'100,000.

DELIVERY:                     The notes are expected to be delivered to purchasers through
                              Clearstream and Euroclear, as the case may be, on or about
                              November 26, 2003.

FORM:                         Global Note.

INTEREST PAYMENT DATES:       Interest will be paid at maturity, upon earlier tax
                              redemption (to the extent provided in the prospectus
                              supplement) and semi-annually on June 15 and December 15 of each year, commencing June 15, 2004, provided that if any
                              such day is not a Business Day, the Interest Payment Date
                              will be the next succeeding Business Day.

CALCULATION OF INTEREST:      Interest will be calculated on the basis of the
                              "Actual/Actual (ISMA)" Fixed Day Count Convention as set
                              forth in Rule 251 of the statutes, bylaws, rules and
                              recommendations of the International Securities Market
                              Association (ISMA) as published in April 1999.

ACCRUAL OF INTEREST:          Interest payments will include the amount of interest
                              accrued from and including the most recent Interest Payment
                              Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable
                              Interest Payment Date.

EXCHANGE LISTING:             Luxembourg Stock Exchange.

TRUSTEE, REGISTRAR AND
  AUTHENTICATING AGENT:       Bank One Trust Company, N.A.

LONDON PAYING AGENT:          Bank One NA, London Branch.

COMMON CODE:                  018094487

ISIN:                         XS0180944877


                              PLAN OF DISTRIBUTION

    We have entered into a terms agreement, dated as of November 14, 2003, with the Underwriters named below for whom Barclays Bank PLC, HSBC Bank plc and The Royal Bank of Scotland plc are acting as representatives. Subject to the terms and conditions set forth in the terms agreement, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

                                                               PRINCIPAL
                   UNDERWRITERS OF NOTES                         AMOUNT
                   ---------------------                         ------
Barclays Bank PLC ..........................................  `L' 60,000,000
HSBC Bank plc ..............................................      60,000,000
The Royal Bank of Scotland plc..............................      60,000,000
Goldman, Sachs & Co.........................................       5,000,000
Morgan Stanley & Co. Incorporated...........................       5,000,000
Royal Bank of Canada Europe Limited.........................       5,000,000
UBS Securities LLC..........................................       5,000,000
                                                                ------------
    Total...................................................  `L'200,000,000
                                                                ============

    We have been advised by the Underwriters that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this pricing supplement, and to certain dealers at a price less a concession not in excess of 0.35% of the principal amount of the notes. The Underwriters may allow, and these dealers may reallow, a concession to certain other dealers not in excess of 0.35% of the principal amount of the notes. After the initial public offering, the public offering price and these concessions may be changed from time to time.

    Although application has been made to list the notes on the Luxembourg Stock Exchange, the notes are a new issue of securities with no established trading market. The Underwriters have advised us that they intend to make a market in the notes, but the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. The trading market for the notes may not be liquid.

    The terms agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the notes if any are purchased.

    In connection with this offering, some or all of the Underwriters and their respective affiliates may engage in transactions that stabilize, maintain, or otherwise affect the market price of the notes. Those transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which those Underwriters and affiliates may bid for or purchase notes for the purpose of stabilizing the market price. The Underwriters also may create a short position for the account of the Underwriters by selling more notes in connection with this offering than they are committed to purchase from us. In that case, the Underwriters may purchase notes in the open market following completion of this offering to cover their short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

    Some or all of the Underwriters or their affiliates have provided and will in the future continue to provide banking and/or other financial services to CIT and its subsidiaries.

    The terms agreement provides that CIT will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the Underwriters may be required to make in respect thereof.

    We accept responsibility for the information contained in this pricing supplement.

    Signed on behalf of CIT Group Inc.:

    By: /s/ GLENN A. VOTEK
        -------------------------------
        DULY AUTHORIZED

                         STATEMENT OF DIFFERENCES
                         ------------------------
The British pound sterling sign shall be expressed as................... 'L'